Exhibit 10.27

CONFIDENTIAL TREATMENT REQUESTED

INFORMATION FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED IS OMITTED
AND NOTED WITH “****”.
AN UNREDACTED VERSION OF THIS DOCUMENT HAS ALSO BEEN PROVIDED TO THE
SECURITIES AND EXCHANGE
COMMISSION.

CONFIDENTIAL	EXECUTION COPY

MANUFACTURING AND SUPPLY AGREEMENT

This Manufacturing and Supply Agreement (this “Agreement”), dated as of April 6, 2009 (the “Effective Date”), is hereby entered into by and between Lantheus Medical Imaging, Inc., a corporation organized and existing under the laws of Delaware with its principal place of business at 331 Treble Cove Road, North Billerica, MA 01862 (“LMI”), and Mallinckrodt Inc., a corporation organized and existing under the laws of Delaware with a place of business at 675 McDonnell Blvd., Hazelwood, MO 63042, and its Affiliates, as applicable (“COV”). LMI and COV are referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, COV is experienced in the manufacture and supply of contrast imaging agents, including the gadolinium-based contrast agent currently identified by the trademark VasovistTM (the “Base Product”), which has been approved by the FDA (as hereinafter defined) for use in certain indications in the field of magnetic resonance imaging;

WHEREAS, LMI has acquired all rights in and to the manufacturing and commercialization of the Product in the Territory (as hereinafter defined) from EPIX Pharmaceuticals, Inc. (“EPIX”);

WHEREAS, LMI desires that COV manufacture the Product for and supply the Product to LMI on the terms and conditions set forth in this Agreement; and

WHEREAS, COV has experience manufacturing and formulating the Product pursuant to that certain Manufacturing and Supply Agreement, dated June 9, 2000, as amended by the First Amendment to Manufacturing and Supply Agreement, dated as of September 11, 2006, by and between COV and Bayer Schering Pharma AG, a German corporation, which was formerly known as Schering Aktiengesellschaft (such corporation being hereinafter referred to as “Bayer/Schering”); and

WHEREAS, COV is willing to manufacture the Product for and supply the Product to LMI on the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the Parties, intending to be legally bound, hereby agree as follows:

1.                                      DEFINITIONS

1.1                               Defined terms. As used herein, the following terms shall have the following meanings:

(a)                                 “Affiliate” means any corporation or other entity which controls, is controlled by, or is under common control with, a Party to this Agreement. A corporation or other entity shall be regarded as in control of another corporation or entity if it owns or directly or indirectly controls more than fifty percent (50%) of the voting stock or other ownership interest of the other corporation or entity, or if it possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the corporation or other entity or the power to elect or appoint fifty percent (50%) or more of the members of the governing body of the corporation or other entity.

(b)                                 “Batch” means a specific quantity of Product that is intended to have uniform character and quality, within specified limits, and is produced according to a single manufacturing order during the same cycle of manufacture.

(c)                                  “cGMPs” means the current good manufacturing practices required by the FDA pursuant to 21 CFR Parts 210 and 211 and ICH Q7, each as amended from time to time.

(d)                                 “CMC” means (i) manufacturing process development for Drug Substance, Ligand Excipient and all presentations of Product; (ii) all chemistry, manufacturing and control procedures necessary for the manufacturing, testing and quality control release of Drug Substance, Ligand Excipient and all presentations of the Product; and (iii) sourcing and testing of all raw materials and components used in the production of Drug Substance, Ligand Excipient, and all presentations of Product.

(e)                                  “Calendar Quarter” means any period of three consecutive calendar months commencing with the first day of any January, April, July, or October.

(f)                                   “DMF” means a Drug Master File as described in 21 CFR 14.420.

(g)                                  “Drug Substance” means the pharmacologically active drug substance whose chemical name is ****, and which is also known by the code name MS-32520-R, in bulk chemical form, which can be used to manufacture Unlabeled Vials and Product pursuant to the Product NDA.

(h)                                 “FDA” means the United States Food and Drug Administration or any successor entity thereto.

(i)                                     “Intellectual Property” means all right, title and interest in or relating to intellectual property, whether protected, created or arising under the laws of the United States or any other jurisdiction in the Territory, including: (i) all patents and applications therefor, including all continuations, divisionals, and continuations-in-part thereof and patents issuing thereon, along with all reissues, reexaminations and extensions thereof (collectively, “Patents”); (ii) all copyrights and all mask work, database and design rights, whether or not registered or published, all registrations and recordations thereof and all applications in connection therewith, along with all reversions, extensions and renewals thereof; (iii) all trade secrets; and (iv) all other intellectual property rights arising from or relating to Technology.

(j)                                    “Ligand Excipient” means the excipient whose chemical name is ****, in bulk chemical form, which can be used to manufacture Unlabeled Vials and Product pursuant to the Product NDA.

(k)                                 “Lot” means a Batch, or a specific identified portion of a Batch.

(1)                                 “Producer Price Index” or “Index” or “PPI” means the ****, published by the United States Department of Commerce. In the event that publication of the Producer Price Index is discontinued, the Parties will agree on an appropriate substitute index that is substantially similar in substantive coverage.

(m)                             “Product” means the final finished dosage form presentations of Vasovist (or such other name as LMI may choose to use in the Territory) manufactured from the Drug Substance and Ligand Excipient pursuant to the Product NDA, tested, released, and suitable for distribution in commerce in the Territory without further processing or packaging. The Product sizes will be 10 mL and 15 mL glass vials.

(n)                                 “Product NDA” means the New Drug Application filed with the FDA for the Product pursuant to the federal Food, Drug and Cosmetic Act and the regulations promulgated thereunder, and any amendments or Supplemental New Drug Applications thereto, or documents incorporated by reference.

(o)                                 “Quality Agreements” means the agreements described in Section 5.7.

(p)                                 “Raw Materials” means ****

(q)                                 “Specifications” means the written specifications for the Product, Drug Substance and Ligand Excipient, respectively, attached hereto as Exhibit 1.1(q), as the same may be amended from time-to-time pursuant to the provisions of Section 2.8.

(r)                                    “Technology” means, collectively, all information, designs, formulae, algorithms, procedures, methods, techniques, ideas, know-how, research and development, technical data, programs, subroutines, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, creations, improvements, works of authorship and other similar materials, and all recordings, graphs, drawings, reports, analyses, and other writings, and other tangible embodiments of the foregoing, in any form whether or not specifically listed herein, and all related technology, that are used in, incorporated in, embodied in, displayed by or relate to, or are used in connection with the foregoing.

(s)                                   “Territory” means (i) the United States of America, including the states thereof, the District of Columbia and the Commonwealth of Puerto Rico, but excluding each of its other territories, (ii) Canada and (iii) Australia. Additional countries or regions may be added to the Territory upon mutual written agreement of the Parties.

(t)                                    “Term” shall have the meaning set forth in Section 3.1 of this Agreement.

(u)                                 “Unlabeled Vials” means the Base Product fully manufactured and packaged into glass vials or other primary glass packaging described in the Product NDA, tested, and released but without commercial or clinical labels or labeling.

1.2                               Interpretation. References in this Agreement to the singular include references to the plural and vice versa. Unless the context otherwise requires, references in this Agreement to Articles, Sections, and Exhibits shall be deemed references to Articles and Sections of, and Exhibits to, this Agreement. Unless the context otherwise requires, the words “hereof”, “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision of this Agreement. Any reference to any federal, state or local statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

2.                                      PRODUCT MANUFACTURE: SUPPLY; TERMS

2.1                               Purchase and Sale.

(a)                                 COV (or any appropriately licensed and qualified Affiliate, approved in advance by writing by LMI, such approval not to be unreasonably withheld or delayed) shall manufacture, sell and deliver to LMI, and LMI shall purchase from COV, the Product on the terms and conditions and in the quantities set forth in this Agreement.

(b)                                 The Parties anticipate that LMI will generally purchase Product, but not Drug Substance or Ligand Excipient, during the Term. If LMI desires at any time during the Term to purchase Drug Substance or Ligand Excipient, it shall notify COV through the forecasting and ordering procedures set forth in Section 2.4(a); provided that any order for Drug Substance or Ligand Excipient (i) for less than **** kg of Drug Substance or Ligand Excipient will require no more than six (6) months’ prior written notice from LMI to COV and (ii) for **** kg or more of Drug Substance or Ligand Excipient will require no more than twelve (12) months prior written notice from LMI to COV. LMI will not order more than **** kg of Drug Substance and Ligand Excipient, in the aggregate, during the Term.

2.2                               Existing Drug Substance and Ligand Excipient at COV. As of the Effective Date, COV has inventories of Drug Substance and Ligand Excipient as set forth on Exhibit 2.2. The following provisions shall apply with respect to these materials:

(a)                                 Subject to and upon successful completion of the re-testing contemplated by Section 2.2(c), COV will sell usable Drug Substance and Ligand Excipient as set forth on Exhibit 2.2, which (i) has not yet expired or (ii) has expired but passes re-testing, to LMI, and LMI will purchase such materials from COV, for the amount of **** Dollars ($****) per kilogram of either Drug Substance or Ligand Excipient. COV will invoice LMI for the amount of the purchase price payable for such Drug Substance and Ligand Excipient and LMI will pay such invoice in accordance with the provisions set forth in Section 2.6 below.

(b)                                 On or before the later of (A) July 1, 2009, and (B) sixty (60) days after receipt by COV from LMI of all required packaging information, artwork and materials (as provided for in Section 2.9), COV will formulate the Drug Substance and Ligand Excipient referred to in Section 2.2(a) and which passed re-testing, into Product for a fee of **** Dollars ($****) per vial, and deliver such resulting Product to LMI. COV will fill approximately **** percent (****%) of this Base Product in 10 mL vials, and **** percent (****%) of this Base Product in 15 mL glass vials. LMI will provide COV with not less than one hundred twenty (120) days prior written notice of any anticipated change in this ratio. COV will invoice LMI concurrent with shipment for the amount payable under this provision and LMI will pay such invoice in accordance with the provisions set forth in Section 2.6 below.

(c)                                  LMI acknowledges that the materials set forth on Exhibit 2.2 will require re-testing by COV in order to assess their continuing compliance with applicable Specifications for use in formulating Product. The protocol for such re-testing shall be mutually agreed upon by the Parties. COV will not have any liability or other financial exposure for materials that fail testing under these provisions (it being agreed that LMI will not be obligated to purchase such materials which failed testing), nor will COV have any obligation to manufacture Product in replacement thereof, unless otherwise agreed to by the Parties in writing.

2.3                               Existing Product and Drug Substance at Bayer/ Schering. As of the Effective Date, Bayer/Schering has existing inventories of Base Product and Drug Substance as set forth on Exhibit 2.3 to this Agreement, reflecting Base Product and Drug Substance, respectively, that it previously purchased from COV under the Manufacturing and Supply Agreement referenced in the recitals to this Agreement.

(a)                                 Existing Inventory of Base Product. The following provisions shall apply with respect to this existing inventory of Base Product held by Bayer/Schering:

(i)                                     LMI will, in its discretion, purchase the existing inventory of Base Product held by Bayer/Schering from Bayer/Schering and will, at LMI’s cost and risk of loss, deliver or cause such Base Product to be delivered to COV at such location as COV directs in writing.

(ii)                                  Within thirty (30) business days after receiving the existing inventory of Base Product held by Bayer/Schering from Bayer/Schering, COV will test this Base Product for continuing conformance with the applicable Specifications. The protocol for such testing shall be mutually agreed upon by the Parties. LMI will reimburse COV for such testing in an amount equal to COV’s actual reasonable testing costs (including employee time) plus **** percent (****%). If any such Base Product fails testing, COV will promptly notify LMI with a description of the basis for such failure. Upon receipt of such notice, LMI will (i) promptly arrange for the disposal of or (ii) request that COV ship to such location as LMI shall designate in writing any Base Product that failed to meet Specifications. COV will not have any liability or other financial exposure for Base Product that fails testing under these provisions, nor will COV have any obligation (i) for the cost and expense of disposal or shipment of such

Base Product or (ii) to manufacture Product in replacement thereof, unless otherwise agreed to by the Parties in writing.

(iii)                               On or before the later of (A) July 1, 2009, or (B) sixty (60) days after receipt by COV from LMI of both (1) the Base Product currently held by Bayer/Schering and (2) all required packaging information, artwork and materials (as provided for in Section 2.9), COV will complete labeling, packaging and final release testing for the existing inventory of Base Product acquired from Bayer/Schering, and deliver such resulting Product to LMI, for a fee of **** Dollars ($****) per vial. COV will invoice LMI concurrent with shipment for the amount payable under this provision and LMI will pay such invoice in accordance with the provisions set forth in Section 2.6 below.

(iv)                              The Parties acknowledge that any Product and/or Base Product described in this Section 2.3(a) will continue to bear the same shelf life as presently pertains to such Product and/or Base Product (i.e., the existing shelf life of these vials will not change).

(b)                                 Existing Inventory of Drug Substance. The following provisions shall apply with respect to this existing inventory of Drug Substance held by Bayer/Schering:

(i)                                     Within thirty (30) days after receiving the Drug Substance described on Exhibit 2.3, COV will test this Drug Substance for continuing conformance with the applicable Specifications. The protocol for such testing shall be mutually agreed upon by the Parties. LMI will reimburse COV for such testing in an amount equal to COV’s actual reasonable testing costs plus **** percent (****%). If any such Drug Substance fails testing, COV will promptly notify LMI with a description of the basis for such failure. Upon receipt of such notice, LMI will (i) promptly arrange for the disposal of or (ii) request that COV ship any Drug Substance that failed to meet Specifications to a destination specified by LMI. COV will not have any liability or other financial exposure for Drug Substance that fails testing under these provisions, nor will COV have any obligation (i) for the cost and expense of disposal or shipment of such Drug Substance or (ii) to manufacture Drug Substance in replacement thereof, unless otherwise agreed to by the Parties in writing.

(ii)                                  On or before the later of (A) October 1, 2009 or (B) sixty (60) days after receipt by COV from LMI of both (1) the Drug Substance currently held by Bayer/Schering and (2) all required packaging information, artwork and materials (as provided for in Section 2.9), COV will formulate **** percent (****%) of the existing Drug Substance acquired from Bayer/Schering that successfully passes testing, as described above, into Base Product for a fee of **** Dollars ($****) per vial (either 10 mL and/or 15 mL glass vials), and deliver such resulting Base Product to LMI. On or before the later of (A) December 31, 2009 or (B) sixty (60) days after receipt by COV from LMI of both (1) the Drug Substance currently held by Bayer/Schering and (2) all required packaging information, artwork and materials (as provided for in Section 2.9), COV shall formulate the remaining **** percent (****%) of the existing Drug Substance acquired from Bayer/Schering that successfully passes testing, as described above, into Base Product for a fee of **** Dollars ($****) per vial (either 10 mL and/or 15 mL glass vials), and deliver such resulting Base Product to LMI. In each instance, COV will fill approximately **** percent (****%) of this Base Product in 10 mL vials, and **** percent (****%) of this Base Product in 15 mL glass vials. LMI will provide COV with not less than one hundred twenty (l20) days prior written notice of any anticipated change in this ratio. COV will invoice LMI concurrent with shipment for the amount payable under this provision and LMI will pay such invoice in accordance with the provisions set forth in Section 2.6 below.

2.4                               Newly-Manufactured Drug Substance, Product and Ligand Excipient. COV will manufacture and supply Drug Substance, Product and Ligand Excipient to LMI, and LMI will purchase Drug Substance, Product and Ligand Excipient, in accordance with the schedule attached hereto as Exhibit 2.4. The following provisions shall apply with respect to these materials:

(a)                                 Forecasts; Orders. (i) As soon as practicable following the execution of this Agreement, but no later than the submission of LMI’s initial purchase order for newly-manufactured product pursuant to Section 2.4(b), LMI shall send to COV LMI’s initial forecast by Calendar Quarter of the volume of Product (indicating the presentation desired), and for Drug Substance and/or Ligand Excipient (if any), which LMI expects to have delivered from COV during the four (4) Calendar Quarters commencing July 1, 2010. Each forecast submitted by LMI must reflect not less than the Minimum Volumes of Product as shown for each Calendar Quarter on Exhibit 2.4 to this Agreement. LMI shall thereafter update each such forecast on a quarterly basis, providing COV with a rolling **** (****) month forecast of its requirements for Product, and for Drug Substance and/or Ligand Excipient (if any). It is understood that, except for the first Calendar Quarter of each forecast and subject to LMI’s obligation to purchase the Minimum Volumes of Product for each Calendar Quarter as described in Section 2.4(c), this forecast will not be binding on the Parties. In addition, and having regard for the forecast hereinabove referred to and the Minimum Volume obligation described in Section 2.4(c), at least three (3) months prior to the beginning of each Calendar Quarter, commencing with the Calendar Quarter beginning July 1, 2010, LMI will furnish COV with purchase orders for the volume of Product (including the presentations desired), and for Drug Substance and /or Ligand Excipient (if any), which LMI shall purchase, and which COV shall deliver, during such quarter. The Parties anticipate that LMI will place orders for Product at a ratio of **** percent (****%) for 10 mL vials and **** percent (****%) for 15 mL vials, which percentages will be confirmed for each individual purchase order. LMI will provide COV with not less than one hundred twenty (120) days prior written notice of any anticipated change in this ratio.

(b)                                 Initial Order. LMI will submit its initial purchase order for newly-manufactured Product (which shall comply with LMI’s Minimum Volume purchase requirement as described in Section 2.4(c)), Drug Substance and/or Ligand Excipient (if any) to COV, in writing, not later than January 1, 2010. LMI shall provide all applicable artwork and labeling with respect to the initial order of Product, as provided for in Section 2.9, to COV not later than March 31, 2010.

(c)                                  Minimum Purchase Requirement. Notwithstanding anything to the contrary set forth in this Agreement, each forecast and purchase order submitted by LMI must not be less than the Minimum Volumes of Product as shown for each Calendar Quarter on Exhibit 2.4 to this Agreement. COV will use commercially reasonable efforts to accommodate any increase in quantities of Product ordered by LMI; provided, that LMI will communicate any such increased orders to COV not less than six (6) months prior to the Calendar Quarter in which delivery of such additional Product is requested.

(d)                                 Rejection of Orders. COV shall use commercially reasonable efforts to accept each purchase order and confirm the date of shipment within ten (10) business days of receipt thereof; provided, however, that COV may refuse confirmation of a purchase order and/or the requested delivery date if and to the extent that:

(i)                                     the purchase order is for quantities of Product for which an appropriate forecast and order were not submitted in accordance with the foregoing provisions of this Section 2.4;

(ii)                                  the purchase order otherwise fails to comply with the terms and conditions of this Agreement; or

(iii)                               COV cannot meet the requested delivery date as a result of a Force Majeure Event.

(e)                                  Prices. Pricing for Drug Substance, Product and Ligand Excipient supplied by COV under this Section 2.4 shall be as follows:

•                       Drug Substance: $**** / kg

•                       Ligand Excipient: $**** / kg

•                       Product (10 mL vial): $****/vial for 2010, $ **** for 2011 and 2012

•                       Product (15 mL vial): $****/vial for 2010, $ **** for 2011 and 2012

On each (anniversary of the Effective Date (“Measurement Date”), COV shall invoice LMI for the amount, if any, by which the aggregate cost of the Raw Materials utilized by COV in manufacturing Drug Substance, Ligand Excipient and Product under this Agreement during the 12-month period then ending has increased by a percentage that exceeds the increase in the Producer Price Index for the same time period. The calculation of the increase of the Producer Price Index shall be based on the difference between the most recently available Producer Price Index on the Effective Date and on each Measurement Date thereafter for the duration of the Term. LMI will pay any invoice submitted by COV under this provision within **** (****) days of receipt.

(f)                                   Pre-payment of Cost of Intermediates. Effective as of the first day of each Calendar Quarter beginning April 1, 2010, and continuing for the remainder of the Term, LMI will pay COV an amount equal to (i) $**** / kg multiplied by (ii) the quantity of Drug Substance and Ligand Excipient required to be used by COV in the formulation of Product that is scheduled for delivery in the next following Calendar

Quarter. For purposes of example only, the amount owed by LMI on April 1, 2010, would be determined by reference to the quantity of Product scheduled for delivery by COV to LMI in the Calendar Quarter beginning July 1, 2010. The amount of each pre-payment will be deducted from the amount payable by LMI upon actual delivery of the corresponding Product.

(g)                                  Superiority of Agreement. The terms of this Agreement and of the Quality Agreements shall prevail over any inconsistent terms in any purchase order, acknowledgment or invoice, and no additional terms other than those set forth in this Agreement and the Quality Agreements or allowed pursuant to the terms of this Section 2.4 in a purchase order, acknowledgement or invoice shall be binding on either Party.

2.5                               Delivery.

(a)                                 Schedule; Quantities. COV will ship, and LMI will take delivery, of all newly-manufactured Drug Substance, Product and Ligand Excipient on or about the first business day of the corresponding Calendar Quarter for which delivery is specified in Exhibit 2.4. Product provided for in Sections 2.2 and 2.3 of this Agreement will be delivered at the times specified in such Sections. Volumes supplied by COV will have a variance of plus or minus five percent (5%); invoices will reflect actual quantities delivered. COV agrees to provide LMI with thirty (30) days advance notice in the event COV is unable to supply the volumes of Drug Substance, Product and Ligand Excipient as specified in this Agreement or in each relevant purchase order.

(b)                                 Terms of Delivery. Delivery terms shall be ****’s manufacturing facility (which shall be either **** in **** or ****), at which time risk of loss and responsibility for Product, Drug Substance and/or Ligand Excipient will transfer to LMI, but not in the event of deliveries between COV facilities. COV shall ship the Product, Drug Substance or Ligand Excipient using COV’s designated carrier in accordance with LMI’s instructions regarding destination, delivery date, temperature control and such other factors as LMI reasonably believes are relevant for purposes of the delivery. COV shall ship all Product, Drug Substance or Ligand Excipient to one location designated by LMI.

2.6                               Payment Terms.

(a)                                 Terms. All payments to be made by LMI or credits to be issued to LMI under this Agreement shall be made within **** (****) days after the date of receipt of the corresponding invoice. Such payments shall be made in U.S. dollars by wire transfer as designated by COV or LMI, as applicable, or by such other method as COV or LMI shall reasonably designate from time to time. In no event shall LMI be responsible for any payments related to Drug Substance, Ligand Excipient and Product for which COV was unable to satisfy its obligations under this Agreement, whether by Force Majeure Event or otherwise.

(b)                                 Late Payment. Interest shall be payable on all amounts not paid on the due date at a rate of 1% for each whole or partial month the amounts remain unpaid.

(c)                                  Taxes. LMI will reimburse COV for all tariffs, duties and excise, sales or use, value added or other taxes or levies (collectively, “Taxes”) that may be paid by COV with respect to the sale to LMI of Drug Substance, Ligand Excipient and Product under this Agreement. The parties shall work together to minimize any such Taxes. For the avoidance of doubt, LMI will have no reimbursement obligations under this Section to the extent that Taxes are based on COV’s net income.

2.7                               Technology Transfer. During the Term, LMI shall have the right to qualify itself, or an Affiliate or third party as a manufacturer of Drug Substance, Ligand Excipient or Product, and to seek and obtain regulatory approval of such manufacturing site or sites. If LMI desires to exercise its rights in this Section 2.7, LMI shall notify COV of such decision in writing, specifying the Technology to be transferred (“Technology Transfer Notice”). Upon receipt of such Technology Transfer Notice, the Parties will agree in good faith upon a schedule for commencement and completion of the Technology transfer, which in no event will continue for a period of more than **** (****) months. COV shall only be required on one occasion during the Term to make a Technology transfer for each component or process hereunder (e.g., Drug Substance manufacture, Product formulation, Product packaging, etc.). Any transfer of Technology under this provision will be pursuant to a protocol established by LMI and shall include the delivery of all documents required to carry out the Technology transfer. Subject to the immediately preceding limitations, at the reasonable request of LMI, COV will provide LMI with reasonable assistance in effecting a Technology transfer (including laboratory methods) at the rate of **** Dollars ($****) per employee hour, plus reimbursement of COV’s out-of-pocket costs. No in-field work will be required of COV personnel in connection with a Technology transfer.

2.8                               Specifications Ex-United States; Change in Specifications.

(a)                                 Ex-United States. Before placing purchase orders for any Drug Substance, Ligand Excipient and/or Product for sale or distribution in any country within the Territory other than the United States, LMI will ensure that the Specifications in such country are identical to the Specifications as are then in effect in the United States.

(b)                                 Changes. LMI shall have the right (subject to obtaining approval of the FDA and any other applicable regulatory authority), to change, on a country-by-country basis, with COV’s consent, which shall not be unreasonably withheld and upon six (6) months’ advance written notice to COV, the Specifications and/or the package size, packaging configuration, label design and content in which or with which it chooses to have COV deliver the Product; provided, however, that (i) any change which COV is reasonably able to implement in less than six (6) months shall be implemented within the time period agreed upon by the Parties, and (ii) any such change occasioned by the requirements of law, safety considerations, or the request of FDA or other applicable regulatory authority, shall be implemented as soon as possible. In the event of any change described above, (A) COV shall assist LMI in accomplishing the same; (B) inventory of obsolete materials and reasonable disposal costs thereof shall be charged to LMI, (C) funding for capital improvements specifically required by the change (and which COV would not undertake but for the change in Specifications), subject to LMI’s prior approval therefor, shall be provided by LMI, and (D) any other incremental cost incurred as a consequence of such change shall be for the account LMI. The Parties acknowledge that any change in Specifications will result in a corresponding delay in the delivery by COV of Product under this Agreement.

2.9          Packaging Information. LMI shall provide COV with all packaging and labeling information and designs, including without limitation, all art work and pharmacological information, usage instructions and warnings to be applied to each Product at least sixty (60) days in advance of any requirement that Product be delivered in packaged form to enable COV to obtain the necessary packaging materials and meet such delivery requirements. LMI will be fully responsible and liable for the content and format of all labeling and artwork used in connection with the supply of Product hereunder. COV shall be solely responsible for ensuring that the content and format of all labeling and artwork used in connection with the supply of the Product, Drug Substance or Ligand Excipient, as provided by LMI, are accurately and consistently produced in accordance with the Specifications. The Parties shall cooperate to ensure that all packaging and labeling information and materials are compatible with COV’s equipment and specifications. LMI will reimburse COV for COV’s out-of-pocket costs in obtaining plates and related supplies necessary for the printing of packaging information as described herein, and upon termination hereof, such plates shall become the property of LMI. LMI agrees to reimburse COV to the extent COV incurs additional costs and expenses arising from any changes requested by LMI to the packaging, labeling information and designs to be applied to each Product as necessary for the distribution of the Product in Canada, Australia or any additional countries as the Parties mutually agree.

2.10        Changes in Manufacturing Processes. COV reserves the right to implement reasonable process changes and improvements during the Term but in all instances subject to LMI’s prior written approval. COV agrees to notify LMI promptly of any such change or improvement. If any such change or improvement requires, in COV’s reasonable judgment, regulatory approval, COV will provide drafts of the proposed filing(s) to LMI for review and LMI will provide its approval or comments within thirty (30) days from the date of receipt. LMI will in all events reasonably cooperate with COV in effecting any process changes or improvements reasonably requested by COV.

3.           TERM; TERMINATION

3.1          Term; Renewal. This Agreement shall commence on the Effective Date and unless terminated sooner in accordance with the terms and conditions hereof shall continue in effect until September 30, 2012 (such period being referred to in this Agreement as the “Term”). This Agreement may be extended for an additional term only in accordance with the mutual written agreement of the Parties.

3.2          Termination by Mutual Agreement. This Agreement may be terminated by mutual written agreement of COV and LMI at any time.

3.3          Termination for Cause. This Agreement may be terminated by a Party as follows:

(a)           If a Party institutes for its protection or is made a defendant in any proceeding under bankruptcy, insolvency, reorganization or receivership law, or such Party is placed in receivership, makes an assignment for benefit of creditors or is unable to meet its debts in the regular course of business, the other Party may elect to terminate this Agreement immediately by written notice to the first Party without prejudice to any right or remedy the other Party may have, including damages for breach.

(b)           In the event that a Party materially defaults under or materially breaches any of the provisions of this Agreement or the Quality Agreements, the other Party shall have the right to terminate this Agreement upon sixty (60) days’ prior written notice, unless such material default or breach is cured during such sixty (60) day period (or in the event any breach is incapable of being cured in such time period, the other Party presents a plan to attempt cure of such breach and prevent similar breaches, which plan is reasonably acceptable to the terminating Party), in which event this Agreement shall continue in full force and effect.

(c)           If LMI is the Party with the right to terminate this Agreement in accordance with Sections 3.3(b) due to the uncured material breach of COV, LMI shall have the option to delay the termination and continue to have COV supply LMI under this Agreement upon written notice to COV detailing the same, until such time as the Technology transfer described in Section 2.7 is complete and LMI has qualified and obtained regulatory approval for itself, an Affiliate or a third party as manufacturer of Drug Substance, Ligand Excipient and Product. COV shall be responsible for any costs or expenses reasonably incurred by LMI as a result of COV’s breach.

(d)           If COV is the Party with the right to terminate this Agreement in accordance with Section 3.3(b) due to an uncured material breach of LMI, LMI shall continue to make all payments associated with the Minimum Volume purchase requirements for the remainder of the Term.

3.4          Effect of Expiration or Termination; Accrued Rights; Surviving Obligations. Upon any expiration or termination of this Agreement:

(a)           Product and Intermediates on Hand. COV shall notify LMI of the amount of Product, Drug Substance, Ligand Excipient and intermediates it has on hand as of the effective date of any termination or expiration as a result of purchase orders placed by LMI, and LMI shall purchase such Product, Drug Substance, Ligand Excipient and intermediates at the applicable price as set forth in this Agreement (or at COV’s cost with respect to intermediates), but LMI shall not be required to purchase any Product, Drug Substance, Ligand Excipient or intermediates (i) that fails to meet Specifications, (ii) for which COV is unable to provide the certificates of analysis specified in Section 5.4 of this Agreement, (iii) for which COV is unable to provide the certificates of manufacturing compliance specified in Section 5.5, or (iv) that is appropriately rejected by LMI pursuant to Section 5.6.

(b)           Regulatory Information. On and as of the effective date of any termination or expiration, or such earlier date as LMI may reasonably request prior to an upcoming termination or expiration, COV shall, promptly transfer to LMI or its nominee all information and Technology in COV’s possession and used in connection with the manufacture of the Product, Drug Substance and Ligand Excipient, all information and Technology relevant to specific methods of Product, Drug Substance and Ligand Excipient manufacture or Product characterization, all information relevant to obtaining an FDA regulatory approval and any other applicable regulatory approval of the Product, all information contained in COV’s regulatory submissions in connection with the development and approval of the Product, and all other information relating to the manufacture of the Product, Drug Substance and Ligand Excipient, which is useful to enable LMI or a third party to manufacture and obtain regulatory approval for the Product for commercial sale. LMI and its nominees may only use any information or Technology received pursuant to this Section 3.4(b) in connection with the Product.

(c)           Orders in Progress. In the event of any termination or expiration of this Agreement, COV shall, unless such termination has occurred because of a material uncured default by LMI under this Agreement, notwithstanding the effective date of any termination or expiration, complete any purchase orders for Product, Drug Substance or Ligand Excipient that were placed by LMI and accepted by COV prior to such date and LMI shall pay COV for any Product, Drug Substance or Ligand Excipient produced in accordance with such purchase orders at the applicable price as set forth in this Agreement.

(d)           Post-Termination Acceptance of Orders. Any acceptance by COV of any purchase order from LMI or the sale of any Products by COV to LMI after the delivery of notice of termination or after the expiration or termination of the Term shall not be construed as a renewal or extension of this Agreement or as a waiver of termination thereof.

(e)           Prior Obligations. Termination or expiration of this Agreement, in whole or in part, for any reason shall be without prejudice to any rights which shall have accrued to the benefit of either Party prior to such termination or expiration, and such termination or expiration shall not relieve either Party from obligations which are expressly indicated to survive termination or expiration of the Term.

4.             REGULATORY ISSUES.

4.1          Regulatory Obligations. All obligations relating to the Product NDA and DMF shall, at all times during the Term, remain with LMI, including without limitation (A) the obligation to prepare and make any updates or amendments to the Product NDA, DMF or CMC, (B) to pay any fees or other costs associated with such filings or otherwise relating to the Product, or (C) to collect, investigate and report to the FDA and other appropriate regulatory authorities any Product-related adverse drug experience reports, quality reports, and complaint reports. COV shall provide LMI with access to any such information reasonably required to enable LMI to comply with its obligations under this Section 4.1. COV shall remain solely responsible at its expense during the Term for compliance with (A) cGMPs (including any comparable requirements imposed by foreign authorities, but limited to those jurisdictions that are within the Territory as set forth in any amendment to this Agreement); (B) obtaining or maintaining establishment registrations and all other required permits and licenses for all relevant facilities; and (C) the preparation and submission of all records and reports required by FDA and other appropriate regulatory authorities in connection with the manufacture and sale to LMI of the Drug Substance, Ligand Excipient and Product.

4.2          Product Recalls.

(a)           If either Party reasonably decides or is required by any government authority or court of competent jurisdiction, to initiate a product recall, withdrawal or field correction with respect to, or if there is any governmental seizure of, the Product, the Party initiating or required to initiate such action will notify the other Party promptly of the details regarding such action, including providing copies of all relevant documentation concerning such action. The Parties will assist each other in investigating any such situation and all regulatory contacts that are made and all activities concerning seizure, recall, withdrawal or field correction will be jointly coordinated by COV and LMI.

(b)           If any such recall, withdrawal, field correction or seizure occurs due solely to (i) failure of any Product produced by COV hereunder to conform to Specifications (including, without limitation, being adulterated or misbranded) or any warranty or other requirement set forth in this Agreement, (ii) the failure of COV to comply in all material respects with any applicable law, rule, regulation, standard, court order or decree or (iii) the negligent or intentional wrongful act or omission of COV in connection with the production of Product hereunder, then COV shall bear the full cost and expense of any such seizure, recall, withdrawal or field correction and shall reimburse LMI for any purchase price payments made to COV and related taxes to the extent related to such Product. If any such recall, withdrawal, field correction or seizure occurs solely for any reason other than that set forth in the immediately preceding sentence, then LMI shall bear the full cost and expense of any such seizure, recall, withdrawal or field correction. If both COV and LMI contribute to the cause of a seizure, recall, withdrawal or field correction, the cost and expense thereof will be shared in proportion to each Party’s contribution to the problem. For the purposes of this Agreement, the expenses of any recall, withdrawal, field correction or seizure shall include, without limitation, the out-of-pocket expenses of notification and destruction or return of the recalled Product and all other out-of-pocket costs incurred in connection with such recall, but shall not include lost profits of either Party under any circumstances or any administrative or overhead charge.

4.3          Sharing of Information. Each Party shall promptly advise the other Party of any information of which it obtains knowledge that may affect the safety, efficacy or labelling of the Products and any actions in response to such information.

5.             WARRANTIES AND QUALITY ASSURANCE

5.1          COV Warranties. COV warrants that all Drug Substance, Ligand Excipient and Product delivered to LMI: (a) will have been manufactured, packaged, labeled, tested and/or re-tested in compliance with applicable provisions of the Federal Food, Drug and Cosmetic Act (the “Act”), regulations thereunder, and any other comparable laws and regulations applicable in the Territory, relating to manufacture and supply under this Agreement, and in compliance with the specific U.S. or other applicable regulatory approvals regarding the Drug Substance, Ligand Excipient and/or Product; (b) shall conform to the Specifications; and (c) will, at the time of such delivery, not be adulterated within the meaning of the Act or other applicable law, as such Act or law is constituted and effective at the time of delivery, and will not be an article which may not, under the provisions of such Act, be introduced into interstate commerce. Except for Product and/or Base Product described in Section 2.3(a), at the time of delivery, the Product shall have a minimum shelf life of **** (****) months.

5.2          LMI Warranties. LMI warrants that the marketing, distribution and sale of the Products in the Territory shall at all times comply with the Act and all other applicable laws, rules and regulations.

5.3          DISCLAIMER OF ALL OTHER WARRANTIES. THE WARRANTIES SET FORTH IN THIS AGREEMENT ARE THE PARTIES’ ONLY WARRANTIES WITH RESPECT TO THE SUBJECT MATTER OF THIS AGREEMENT AND ARE MADE EXPRESSLY IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, WHICH ARE HEREBY DISCLAIMED, INCLUDING ANY IMPLIED WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE, MERCHANTABILITY, OR OTHERWISE.

5.4          Certificates of Analysis. COV shall perform, or cause to be performed, sample tests on each Lot or Batch of Drug Substance, Ligand Excipient or Product supplied pursuant to this Agreement before delivery to LMI, and shall produce a test report setting forth the results of such testing. Each test report shall set forth, for each Lot or Batch of Drug Substance, Ligand Excipient or Product delivered hereunder, the items tested, specifications and test results in a certificate of analysis, containing the types of information reasonably agreed upon by COV and LMI. COV shall send such certificates to LMI concurrent with delivery of each Lot or Batch of Drug Substance. In addition, if LMI orders Ligand Excipient or Product, COV shall send such certificates to LMI concurrent with delivery of these items.

5.5          Certificates of Manufacturing Compliance. COV shall provide or cause to be provided for each Lot or Batch of Drug Substance, Ligand Excipient or Product purchased under this Agreement a certificate of manufacturing compliance, containing the type of information reasonably agreed upon by COV and LMI, which will certify that the Lot or Batch of Drug Substance, Ligand Excipient or Product was manufactured in accordance with the Specifications and cGMP, including without limitation 21 CFR 210 and 211 and ICH Q7, as the same may be amended from time to time. COV agrees that it shall maintain all of the facilities used for the manufacture of the Drug Substance, Ligand Excipient or Product in accordance with all applicable FDA, state, local, and federal laws and regulations and shall permit the FDA to inspect the manufacturing facilities used for the manufacture of the Drug Substance, Ligand Excipient or Product whenever deemed necessary by such regulatory agency. COV shall advise LMI immediately if an authorized agent of the FDA visits any of COV’s facilities where the Drug Substance, Ligand Excipient or Product is being manufactured, or where any component of the Drug Substance, Ligand Excipient or Product is manufactured, processed or controlled, or of any official contact concerning the Drug Substance, Ligand Excipient or Product. COV shall furnish to LMI the report by such agency of such visit to the extent that such report relates to the Drug Substance, Ligand Excipient or Product, within (i) forty eight (48) hours of COV’s receipt of such report if such report relates to urgent matters such as Product recall, facility shutdown or similar events (“Urgent Incident”) and (ii) five (5) business days after COV’s receipt of such report for other matters. Upon reasonable advance notice to COV, COV shall allow LMI and its consultants reasonable access during normal business hours throughout the Term to any of COV’s facilities where the Drug Substance, Ligand Excipient or Product is being manufactured, or where any component of the Drug Substance, Ligand Excipient or Product is manufactured, processed or controlled to verify compliance with COV’s obligations under this Agreement; provided that such access shall be limited to once during any consecutive twelve (12) months, except in the event of an Urgent Incident, in which event COV shall allow LMI and its consultants reasonable access during normal business hours as necessary to allow LMI to evaluate COV’s planned response to the Urgent Incident.

5.6          Acceptance.

(a)           LMI shall have **** (****) days from the date of receipt of both the shipment of Drug Substance, Ligand Excipient or Product and the corresponding certificate of manufacturing compliance to confirm conformance with the Specifications and to claim any shortage in quantity of any shipment of the Drug Substance, Ligand Excipient or Product. Any notice of rejection or shortage of any shipment of Drug Substance, Ligand Excipient or Product must be given in writing, must contain a report of the reason for such rejection or shortage and be received by COV within said **** (****) day period or such shipment will be deemed to have been accepted; provided, however that this limitation shall not apply to hidden defects, it being understood that in that case LMI shall have **** (****) days from the date it becomes aware or reasonably should have become aware of any hidden defect to reject any Drug Substance, Ligand Excipient or Product in accordance with applicable terms and conditions hereof. COV shall assist in necessary analytical Technology transfers to accomplish such testing by LMI.

(b)           In the event of a rejection or shortage as set forth in Section 5.6(a) above, upon LMI’s request, COV shall replace such Drug Substance, Ligand Excipient or Product as soon as commercially practicable, but in no event later than the following Calendar Quarter, provided that if COV is unable to replace the rejected Drug Substance, Ligand Excipient or Product within such time period, then LMI shall have the right to recover such damages from COV as may be provided by law (subject to the provisions of Section 9.6). COV shall make arrangements with LMI for the return or disposal of any rejected Product, Drug Substance or Ligand Excipient, such return shipping or disposal charges to be paid by COV.

5.7          Quality Agreements. The Parties agree that they will enter into one or more separate Quality Agreements that will cover arrangements for quality control, testing documentation, quality assurance and other related matters no later than thirty (30) days after the Effective Date. The Parties acknowledge that stability testing for Product manufactured during the Term will continue after termination or expiration of the Agreement for the Product’s remaining shelf life, unless LMI decides in its sole discretion to undertake such stability testing or to assign such responsibilities to a third party. LMI will reimburse COV for such post-termination or post-expiration stability testing in an amount equal to COV’s actual reasonable testing costs (including employee time) plus **** percent (****%).

6.             INTELLECTUAL PROPERTY; NONDISCLOSURE; CONFIDENTIALITY

6.1          Intellectual Property.

(a)           As between the Parties, subject to the licenses granted under Section 6.1(b) below, each Party retains all right, title and interest in and to the Intellectual Property and Technology that each Party currently owns and/or uses to the extent related to the purposes of this Agreement (“Pre-Existing Intellectual Property and Technology”). Under no circumstances will the licenses granted in Section 6.1(b) below be construed as a sale of any of the Pre-Existing Intellectual Property and Technology by either Party. As between the Parties, each Party shall, subject to the licenses granted in Section 6.1(b) below, own all right, title and interest in and to any modifications, derivative works, enhancements or improvements of or to any of the Pre-Existing Intellectual Property and Technology related to this Agreement (“Improvements”) that such Party creates, develops, discovers, conceives and/or reduces to practice during the Term. The Parties shall jointly own all inventions and developments, whether modifications, derivative works, enhancements or improvements to any Intellectual Property and/or Technology related to this Agreement, which are jointly created or developed during the Term.

(b)           COV grants to LMT as of the date of receipt by COV of the Technology Transfer Notice, a non-exclusive, perpetual, irrevocable and royalty-free license, with right to sublicense, in and to all COV-owned (i) Pre-Existing Intellectual Property and Technology and (ii) Improvements for use solely in connection with the Product. This license shall survive any expiration or termination of the Agreement and shall be included within the scope of the Technology transfer set forth in Section 2.7.

6.2          Nondisclosure Obligations.

(a)           Except as otherwise specifically contemplated by Section 2.7 or as provided in this Article 6, during the Term of this Agreement and for a period of five (5) years thereafter, both Parties shall maintain in confidence (i.e., not disclose to any third party) and use only for purposes specifically authorized under this Agreement confidential information and data received from the other Party, whether such information is contained in a written or electronic document, whether it is oral or whether it is disclosed by means of inspection.

(b)           For purposes of this Article 6, information and data described in clause (a) shall be referred to as “Information.” To the extent it is reasonably necessary or appropriate to fulfill its obligations or exercise its rights under this Agreement, a Party may disclose Information it is otherwise obligated under this Section not to disclose, to its Affiliates, employees, officers, directors, lenders, sublicensees, consultants, outside contractors and clinical investigators on a need-to-know basis and on condition that such entities or persons agree in writing to keep the Information confidential for the same time periods and to the same extent as such Party is required to keep the Information confidential; notwithstanding the foregoing the Party so disclosing Information will be liable to the other Party hereunder for any misuse or improper disclosure of any such Information by any such firms or individuals. A Party or its sublicensees may disclose such Information to government or other regulatory authorities to the extent that such disclosure is reasonably necessary to obtain patents or authorizations to conduct clinical trials of, and to commercially market, the Product. The obligation not to disclose Information shall not apply to any part of such Information that (i) is or becomes part of the public domain other than by unauthorized acts of the Party obligated not to disclose such Information or its Affiliates or sublicensees, (ii) can be shown by written documents to have been disclosed to the receiving Party or its Affiliates or sublicensees by a third party, provided such Information was not obtained by such third party directly or indirectly from the other Party under this Agreement pursuant to a confidentiality agreement, (iii) prior to disclosure under this Agreement can be shown by written documents to have been already in the possession of the receiving Party or its Affiliates or sublicensees, provided such Information was not obtained directly or indirectly from the other Party under this Agreement pursuant to a confidentiality agreement, (iv) can be shown by written documents to have been independently developed by the receiving Party or its Affiliates without breach of any of the provisions of this Agreement, or (v) is disclosed by the receiving Party pursuant to oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand of a court or governmental agency, provided that the receiving Party notifies the other Party immediately upon receipt of any such official requests (and provided that the disclosing Party furnishes only that portion of the Information which is legally required). The Party asserting the applicability of one of the exclusions set forth in the immediately preceding sentence shall have the burden of proving the applicability of any such exclusion in any particular circumstance.

6.3          Terms of this Agreement.

(a)           LMI and COV each agree not to disclose, whether by press release or in any other manner, the existence of this Agreement or any terms or conditions of this Agreement, to any third party without the prior written consent of the other Party or except as required by applicable law. Notwithstanding the foregoing, however, each Party may disclose the terms and conditions of this Agreement to a lender or third party to which it is considering transferring all or substantially all of its interest in the assets to which this Agreement relates; provided, however, that such lender or third party executes a confidentiality agreement by which such lender or third party is bound to hold the disclosed information in confidence.

(b)           The Parties shall agree in good faith upon the substance of Information that can be used as a routine reference in the usual course of business to describe the terms of this transaction and each of them may disclose such Information, as modified by mutual agreement from time to time, without the other Party’s consent.

6.4          Injunctive Relief. The Parties hereto understand and agree that remedies at law may be inadequate to protect against any breach of any of the provisions of this Article 6 by a Party or its employees, agents, officers or directors or any other person acting in concert with it or on its behalf. Accordingly, each Party shall be entitled to seek injunctive relief or any other equitable relief appropriate under the circumstances by a court of competent jurisdiction against or with respect to any action that constitutes any such breach of this Article 6.

7.             INDEMNIFICATION; INSURANCE.

7.1          By COV. COV will indemnify and hold LMI and its Affiliates, their directors, officers, agents and employees harmless against any and all liability, damages, losses, costs or expenses, including without limitation, reasonable fees and disbursement of attorneys (collectively, “Liability”) resulting from any third party claims made or suits brought against them to the extent such Liability arises from (i) COV’s negligence or willful misconduct in the manufacture, storage, packaging, labeling, handling or shipping of the Drug Substance, Ligand Excipient or Product or (ii) COV’s breach of any warranty set forth in Section 5.1.

7.2          By LMI. LMI will indemnify and hold COV and its Affiliates, their directors, officers, agents and employees harmless against any and all Liability resulting from (i) any packaging or labeling of any Product to the extent that such packaging or labeling has been supplied by or at the direction of LMI and applied in accordance with instructions from LMI, (ii) any third party claims made or suits brought against COV to the extent such Liability arises from LMI’s negligence or willful misconduct in the storage, packaging, labeling, handling, shipping, use, marketing, distribution or sale of the Drug Substance, Ligand Excipient or Product, (iii) any third party claims made or suits brought against COV for bodily injury, death or property damage arising out of or in connection with the use of any Product supplied under this Agreement except to the extent such damage arises from COV’s negligence or willful misconduct in the manufacture, storage, handling or shipping of the Product or COV’s breach of any express warranty set forth in Section 5.1, or (iv) a breach of a representation or warranty made by LMI to its customers or users with respect to the Drug Substance, Ligand Excipient or Product other than the representations or warranties contained in Section 5.2 above.

7.3          Conditions of Indemnification. A Party or any of its Affiliates or their respective directors, officers, employees or agents (the “Indemnitee”) that intends to claim indemnification under this Article 7 shall promptly notify the other Party (the “Indemnitor”) of any Liability in respect of which the Indemnitee intends to claim such indemnification reasonably promptly after the Indemnitee is aware thereof, and the Indemnitor shall assume the defense of any related third party action, suit or proceeding with counsel mutually satisfactory to the Parties; provided, however, that an Indemnitee shall have the right to retain its own counsel and participate in the defense thereof at its own cost and expense. The indemnity agreement in this Article 7 shall not apply to amounts paid in settlement of any claim, loss, damage or expense if such settlement is effected without the consent of the Indemnitor, which consent shall not be withheld unreasonably. The failure of an Indemnitee to deliver notice to the Indemnitor within a reasonable time after becoming aware of any such matter, if prejudicial to the Indemnitor’s ability to defend such action, shall relieve the Indemnitor of any liability to the Indemnitee under this Article 7. The Indemnitee under this Article 7 and its directors, officers, employees and agents shall cooperate fully with the Indemnitor and its legal representatives in the investigation and defense of any matter covered by this indemnification.

7.4          Insurance. LMI and COV will each, at its own cost and expense, obtain and maintain in full force and effect, during the term of this Agreement and for a period of one year following the expiration or other termination of this Agreement, commercial general liability insurance either through self-insurance or with an insurance carrier generally acceptable to the other Party, with limits of liability, including excess coverage, of not less than $20,000,000 combined single limit bodily injury and property damage covering its duties and obligations under the Agreement.

8.             ALTERNATIVE DISPUTE RESOLUTION.

(a)           The Parties will attempt in good faith to resolve any controversy, claim or dispute (“Dispute”) arising out of or relating to this Agreement promptly by negotiations. Any such Dispute which is not settled by the Parties within thirty (30) days after notice of such Dispute is given by one Party to the other in writing shall be referred to a senior executive of LMI and a senior executive of COV who are authorized to settle such Disputes on behalf of their respective companies (“Senior Executives”). If the Dispute has not been resolved within thirty (30) days after the end of the thirty (30) day negotiation period referred to above (which period may be extended by mutual agreement), subject to any rights to injunctive relief and unless otherwise specifically provided for herein, any Dispute may be settled by binding arbitration as described in subsection (b) below, if the Parties so choose. However, unless the Parties agree to submit any such Dispute to binding arbitration, they shall have the right to seek any relief available at law or equity from court of competent jurisdiction for resolution of any such Dispute.

(b)           Any Dispute which is not resolved by the Parties within the time period described in subsection (a) and which the Parties agree to submit to arbitration shall be settled by final and binding arbitration to be conducted by a three person arbitration panel in Chicago, Illinois, pursuant to the then-existing Commercial Rules of the American Arbitration Association. The decision or award of the arbitration panel shall be final, and judgment upon such decision or award may be entered in any competent court or application may be made to any competent court for judicial acceptance of such decision or award and an order of enforcement. The arbitration panel shall allocate the costs of the arbitration to one or both of the Parties as it sees fit.

(c)           Nothing contained in this Section or any other provision of this Agreement shall be construed to limit or preclude a Party from bringing an action in any court of competent jurisdiction for injunctive or other provisional relief to compel the other Party to comply with its obligations hereunder before or during the pendency of mediation or arbitration proceedings.

9.             MISCELLANEOUS.

9.1          Relationship of the Parties. In making and performing this Agreement, the Parties are acting, and intend to be treated, as independent entities and nothing contained in this Agreement shall be construed or implied to create an agency, partnership, joint venture, or employer and employee relationship between LMI and COV. Each Party shall retain the exclusive right of control with respect to its employees and agents, and shall be responsible for all taxes, withholdings, and other statutory or contractual obligations of any sort in respect of its employees and agents providing Products and services hereunder including, but not limited to, workers’ compensation insurance. Except as otherwise provided herein, neither Party may make any representation, warranty or commitment, whether express or implied, on behalf of or incur any charges or expenses for or in the name of the other Party. No Party shall be liable for the act of any other Party unless such act is expressly authorized in writing by both Parties hereto.

9.2          Expenses. Except as specifically provided herein, each Party shall each pay its own expenses (including the fees and expenses of their respective agents, representatives, counsel and accountants) incidental to the preparation, negotiation, and consummation of this Agreement and the transactions contemplated hereby.

9.3          Survival. The following provisions shall survive the termination or expiration of this Agreement for any reason in accordance with their respective terms:

Article 1 (Definitions)

Section 3.4 (Effect of Expiration or Termination; Accrued Rights; Surviving Obligations)

Article 4 (Regulatory Issues)

Article 5 (Warranties and Quality Assurance)

Article 6 (Intellectual Property; Nondisclosure; Confidentiality)

Article 7 (Indemnification)

Article 8 (Alternative Dispute Resolution)

Article 9 (Miscellaneous)

9.4          Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered or sent by confirmed telecopy (with hard copy to follow); (b) one (1) business day after sent by reputable overnight express courier (charges prepaid); or (c) five (5) business days following mailing by certified or registered mail, postage prepaid and return receipt requested. Unless another address is specified in writing, notices, demands and communications to LMI and COV shall be sent to the addresses indicated below:

Notices to LMI:

Lantheus Medical Imaging, Inc.

331 Treble Cove Road

North Billerica, Massachusetts 01862

Attn: Michael Duffy, Esq.

Facsimile: (978) 671-8724

Notices to COV:

Mallinckrodt Inc.

675 McDonnell Blvd.

Hazelwood, MO 63042

Attn: President, Mallinckrodt Imaging Solutions

Facsimile: 314-654-3440

with a copy to:

Mallinckrodt Inc.

675 McDonnell Blvd.

Hazelwood, MO 63042

Attn: Mallinckrodt Imaging Solutions, Vice President/Chief Corporate Counsel

Facsimile: 314-654-

9.5          Force Majeure. If the performance of any obligation under this Agreement by either Party is prevented, restricted, interfered with or delayed by reason of natural disaster, casualty, acts of God, riots, acts of terrorism or such other event of similar nature (“Force Majeure Event”), the Party so affected shall, upon giving prompt written notice to the other Party (including a full description of particulars), be excused from such performance to the extent of such prevention, restriction, interference or delay; provided that the affected Party shall use its reasonable commercial efforts to avoid or remove such causes of non-performance and shall continue performance whenever such causes are removed.

9.6          LIMITATIONS ON LIABILITY. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY OR TO ANY THIRD PARTY FOR ANY INDIRECT, INCIDENTAL, SPECIAL, PUNITIVE, EXEMPLARY, OR CONSEQUENTIAL DAMAGES ARISING FROM THIS AGREEMENT OR FOR ANY AMOUNTS REPRESENTING LOSS OF PROFITS OR LOSS OF BUSINESS, WHETHER THE BASIS OF THE LIABILITY IS BREACH OF CONTRACT, TORT, STATUTES, OR ANY OTHER LEGAL THEORY, EXCEPT TO THE EXTENT SUCH LIABILITY ARISES FROM COV’S OR LMI’S (AS THE CASE MAY BE) WILLFUL MISCONDUCT, AND WHETHER SUCH FIRST PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES OR NOT.

9.7          Successors and Assigns; Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. This Agreement or any part thereof, may not be assigned, in whole or in part, without the prior written consent of the other Party, which consent may be withheld in the sole discretion of the other Party; provided, however, that either Party may assign this Agreement without the consent of the other Party, (i) in whole or in part to any Affiliate of such Party, it being agreed that no such assignment to a Party’s Affiliate shall release the assigning Party from its obligations hereunder, or (ii) in connection with the direct or indirect (x) transfer and sale of all or substantially all of the assets or business of such Party or any of its Affiliates or (y) the transfer and sale of all or substantially all of the assets or business of the specific business line, division or unit of such Party or any of its Affiliates to which this Agreement relates.

9.8          Entire Agreement; Modification. This Agreement supersedes all prior agreements and understandings between the Parties or any of their respective Affiliates (written or oral) relating to the subject matter hereof, including any term sheets, and this Agreement is the entire and complete statement of the terms of the agreement between the Parties with respect to the subject matter hereof. This Agreement may be amended, modified, or supplemented only in a writing signed by LMI and COV.

9.9          EPIX and Bayer/Schering. For the avoidance of doubt, the Parties hereby agree that LMI shall have no liability arising from or related to COV’s past and current relationship and contractual arrangements with EPIX and/or Bayer/Schering.

9.10        Waivers. The failure of a Party at any time or times to require performance of any provision hereof shall in no manner affect its right at a later time to enforce the same. No waiver by a Party of any condition or of any breach of any term, covenant, representation or warranty contained in this Agreement shall be effective unless in writing, and no waiver in any one or more instances shall be deemed to be a further or continuing waiver of any such condition or breach in other instances or a waiver of any other condition or breach of any other term, covenant, representation or warranty.

9.10        Section and Other Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

9.11        Governing Law. This Agreement shall be exclusively interpreted in accordance with and governed by the laws of New York, without regard to the conflicts of law rules thereof.

9.12        Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition and unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

9.13        No Third Party Beneficiaries. Neither this Agreement nor any provision hereof is intended to confer upon any person (other than the Parties hereto) any rights or remedies hereunder.

9.14        Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

9.15        Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, and such counterparts shall together constitute one and the same instrument. A facsimile transmission of an executed counterpart signature page shall be deemed an original.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized representatives as of the date first above written.

LANTHEUS MEDICAL IMAGING, INC.

By:
Name:
Title:

IN WITNESS WHEREOF the Parties have caused this Agreement to be executed by their respective duly authorized representatives as of the date first above written.

LANTHEUS MEDICAL IMAGING, INC

By:	/s/ Michael P. Duffy
Name: Michael P. Duffy
Title: Secretary

MALLINCKRODI INC

By:
Name: Timothy R. Wright
Title: President, Imaging Solutions and Pharmaceutical Products

Signature Page to Manufacturing and Supply Agreement

MALLINCKRODT INC.

By:	/s/ Matthew J. Kraus
Name: Matthew J. Kraus
Title: Vice President, Business Development